UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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PERRY ELLIS INTERNATIONAL, INC.

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Perry Ellis International, Inc. (NASDAQ: PERY), today issued the following press release:

Perry Ellis International Reports Second Quarter Fiscal 2019 Results

MIAMI, August 30, 2018 (GLOBE NEWSWIRE) — Perry Ellis International, Inc. (NASDAQ: PERY) today reported results for the second quarter ended August 4, 2018 (“second quarter of fiscal 2019”).

Key Fiscal Second Quarter 2019 Financial Highlights:

•	Total revenues were $199 million, declining 3.5% on a GAAP basis (3.8% in constant currency) from $207 million reported in the second quarter of fiscal 2018

•	GAAP gross margin expanded 110 basis points to 38.1% as compared to 37.0% in the prior year period reflecting increases in margin

•	Adjusted pre-tax income of $3.6 million, rose 13% from adjusted pre-tax income of $3.2 million in the second quarter of fiscal 2018;

•	GAAP pre-tax loss was $4.1 million compared to pre-tax income of $2.7 million in the comparable period of fiscal 2018

•	Adjusted diluted EPS of $0.16 were flat versus the adjusted diluted EPS of $0.16 in the second quarter of fiscal 2018;

•	GAAP diluted loss per share was $0.21 compared to diluted EPS of $0.06 in the comparable period of the prior year

Key First Half 2019 Financial Highlights:

•	Total revenues were $455 million, increasing 1.3% on a GAAP basis (0.7% in constant currency) from $449 million reported in the first six months of fiscal 2018

•	Core revenues, which exclude the impact of business exits rose 3%

•	GAAP gross margin was flat at 37.3%

•	Adjusted pre-tax income of $19.1 million, rose 9% from adjusted pre-tax income of $17.6 million in the first six months of fiscal 2018;

•	GAAP pre-tax income was $9.0 million compared to $17.2 million in the comparable period of the prior year

•	Adjusted diluted EPS of $0.94 declined 6% versus adjusted diluted EPS of $1.00 in the first six months of fiscal 2018;

•	GAAP diluted EPS was $0.45 compared to diluted EPS of $0.90 in the second quarter of fiscal 2018

•	First six months, cash flow from operations topped $31 million with net debt of 4.7% to total capitalization

Oscar Feldenkreis, Chief Executive Officer and President, commented, “The second quarter completed a strong first half for Perry Ellis highlighted by core revenue growth, positive comparable store sales and expansion in gross margin, which drove an increase in adjusted pre-tax income versus the prior year first half. While second quarter sales were down in total due primarily to a shift to the first quarter and business exits as expected, of particular strength were our Original Penguin, Golf Sportswear and Nike brands. Clearly, our powerful portfolio of brands, the innovation in fashion and fabrication that resonates with consumers globally supported by a talented team and vast infrastructure continues to serve us well. We believe our brands and business are positioned for success as we enter the fall season.”

Fiscal 2019 Second Quarter Results

Total revenue was $199 million, a 3.5% decrease (3.8% increase in constant currency) compared to $207 million reported in the second quarter of fiscal 2018.

This decrease was primarily the result of the decline in the women’s business attributed to the loss of sales associated with Bon-Ton in the amount of $5 million and the transfer of our Laundry dresses to a licensing partner. This decrease was partially offset by increases in Original Penguin and our international business. Our international business increased by 10%. Revenue included a $1.3 million increase due to the adoption of the new revenue recognition standard, which requires advertising reimbursements to be classified as revenue instead of as a reduction of the related advertising costs as was the case in fiscal 2018.

Our disciplined management of inventory along with increased sales of higher margin brands led to a 110 basis point expansion in GAAP gross margin to 38.1% in the second quarter of fiscal 2019 from 37.0% in the second quarter of fiscal 2018.

Selling, general and administrative expenses (“SG&A”) totaled $75.1 million as compared with $68.4 million in the comparable period of the prior fiscal year. SG&A in the second quarter of fiscal 2019 included $6.8 million of costs in connection with our Board’s exploration and evaluation of potential strategic alternatives and the related February 6, 2018 proposal by Mr. George Feldenkreis to acquire all of our outstanding common shares not already beneficially owned by Mr. Feldenkreis.

Adjusted EBITDA totaled $8.3 million as compared to $8.5 million in the comparable period of the prior year. (Adjusted EBITDA excludes certain items as outlined in Table 3, Reconciliation of net (loss) income to EBITDA and adjusted EBITDA.)

Adjusted pre-tax income was $3.6 million, increasing 13% from $3.2 million in the second quarter of fiscal 2018. GAAP pre-tax loss was $4.1 million compared to pre-tax income of $2.7 million in the comparable period of the prior fiscal year. (Adjusted pre-tax income (loss) excludes certain items as outlined in Table 4, Reconciliation of net (loss) income before taxes to adjusted net (loss) income before taxes.)

As reported under GAAP, our second quarter of fiscal 2019 net loss was $3.3 million, or $0.21 per diluted share, compared to GAAP net income of $1.0 million, or $0.06 per diluted share, in the prior year period.

On an adjusted basis, the fiscal 2019 second quarter net income was $2.5 million, or $0.16 per diluted share, as compared to adjusted net income of $2.5 million, or $0.16 per diluted share in the second quarter of fiscal 2018. (Adjusted net income and adjusted net income per diluted share exclude certain items as outlined in Table 1, Reconciliation of net (loss) income and income (loss) per diluted share to adjusted net income and adjusted net income per diluted share.)

Balance Sheet and Cash Flows

Our financial position continues to strengthen. Cash at the end of the second quarter of fiscal 2019 totaled $21 million with borrowings of $7 million on our credit facility. Our net debt to total capitalization stood at 4.7% at the end of the second quarter of fiscal 2019 as compared to 8.6% at the end of the second quarter of fiscal 2018. The improvement was a result of the redemption of the remaining $50 million in notes payable. Working capital management continues to be a critical focus across the organization as inventory turned at approximately 4 times as of the end of the second quarter of fiscal 2019.

Fiscal 2019 Guidance

Due to the pending transaction with Mr. George Feldenkreis, the Company is not providing guidance.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances. The company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, An Original Penguin by Munsingwear®, Laundry by Shelli Segal®, Rafaella®, Cubavera®, Ben Hogan®, Savane®, Grand Slam®, John Henry®, Manhattan®, Axist®, Jantzen® and Farah®. The company enhances its roster of brands by licensing trademarks from third parties, including: Nike® for swimwear, Callaway®, PGA TOUR®, Jack Nicklaus® for golf apparel and Guy Harvey® for performance fishing and resort wear. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “proposed,” “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding Perry Ellis’ strategic operating review, growth initiatives and internal operating improvements intended to drive revenues and enhance profitability, the implementation of Perry Ellis’ profitability improvement plan and Perry Ellis’ plans to exit underperforming, low growth brands and businesses. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, including, but not limited to those caused by port disruptions, disruptions due to weather patterns, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct-to-consumer retail markets, the effectiveness of our plans, strategies, objectives, expectations and intentions which are subject to change at any time at our discretion, potential cyber risk and technology failures which could disrupt operations or result in a data breach, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, the impact to our business resulting from the United Kingdom’s referendum vote to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; possible disruption in commercial activities due to terrorist activity and armed conflict, actions of activist investors and the cost and disruption of responding to those actions, and other factors set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Forward-looking statements also may include information concerning the proposed merger transaction, including unexpected costs or liabilities, delays due to regulatory review, failure to timely satisfy or have waived certain closing conditions, failure to obtain the financing for the merger, the commencement of litigation relating to the merger, whether or when the proposed merger will close and changes in general and business conditions. Investors are cautioned that all forward-looking statements involve risks and uncertainties and factors relating to the proposed transaction, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC, all of which are difficult to predict and many of which are beyond Perry Ellis’ control. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by law.

Important Additional Information And Where To Find It

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the proposed transaction. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://investor.pery.com), or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended February 3, 2018, the Form 10-K/A filed by the Company with the SEC on June 1, 2018, and the preliminary proxy statement filed by the Company with the SEC on July 11, 2018, as it may be amended or supplemented from time to time by the Company. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investor.pery.com, by writing to Perry Ellis International, Inc., at 3000 N.W. 107 Avenue, Miami, FL 33172.

Certain Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following directors, executive officers and other employees of Perry Ellis are deemed to be participants in the solicitation of proxies from Perry Ellis’ shareholders in connection with the proposed transaction and, as of the date hereof, beneficially own the amount of shares of Perry Ellis’ common stock, $0.01 par value per share, indicated adjacent to his or her name: (i) Perry Ellis directors: Joe Arriola (15,590 shares), Jane E. DeFlorio (22,710 shares), George Feldenkreis (1,716,863 shares), Oscar Feldenkreis (1,223,329 shares), Bruce J. Klatsky (21,723 shares), Michael W. Rayden (21,723 shares), and J. David Scheiner (26,205 shares), and (ii) Perry Ellis executive officers and other employees: David Enright (30,894 shares), Jorge Narino (14,890 shares), Stanley Silverstein (73,666 shares) and John Voith (64,624 shares). The business address for each person is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement, including the schedules and appendices thereto, and other materials to be filed with the SEC in connection with the proposed transaction.

Contact:

Annette Ramos, Investor Relations

305-873-1488

Annette.ramos@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000's, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Revenues
Net sales	$189,338	$198,394	$434,773	$432,217
Royalty income	9,939	8,215	19,738	16,482

Total revenues	199,277	206,609	454,511	448,699
Cost of sales	123,445	130,129	284,812	281,131

Gross profit	75,832	76,480	169,699	167,568
Operating expenses
Selling, general and administrative expenses	75,105	68,412	150,654	139,611
Depreciation and amortization	3,389	3,496	6,616	6,964

Total operating expenses	78,494	71,908	157,270	146,575

Operating (loss) income	(2,662)	4,572	12,429	20,993
Costs on early extinguishment of debt	134	—	134
Interest expense	1,328	1,869	3,337	3,825

Net (loss) income before income taxes	(4,124)	2,703	8,958	17,168
Income tax (benefit) provision	(859)	1,724	1,976	3,418

Net (loss) income	$(3,265)	$979	$6,982	$13,750

Net (loss) income, per share
Basic	$(0.21)	$0.06	$0.46	$0.91

Diluted	$(0.21)	$0.06	$0.45	$0.90

Weighted average number of shares outstanding
Basic	15,247	15,075	15,202	15,042
Diluted	15,247	15,289	15,570	15,296

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	August 4, 2018	February 3, 2018
Assets
Current assets:
Cash and cash equivalents	$21,338	$35,222
Investments	—	14,086
Accounts receivable, net	140,453	156,863
Inventories	135,445	175,459
Other current assets	15,423	8,151

Total current assets	312,659	389,781

Property and equipment, net	54,246	56,164
Intangible assets, net	185,819	186,216
Deferred income taxes	565	411
Other assets	1,377	1,590

Total assets	$554,666	$634,162

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$55,480	$98,848
Accrued expenses and other liabilities	45,501	35,768
Accrued interest payable	47	1,334
Income taxes payable	—	1,466
Unearned revenues	3,898	2,907

Total current liabilities	104,926	140,323

Long term liabilities:
Senior subordinated notes payable, net	—	49,818
Senior credit facility	6,959	11,154
Real estate mortgages	32,270	32,721
Unearned revenues and other long-term liabilities	25,642	22,596

Total long-term liabilities	64,871	116,289

Total liabilities	169,797	256,612

Equity
Total equity	384,869	377,550

Total liabilities and equity	$554,666	$634,162

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of net (loss) income and net (loss) income per diluted share to adjusted net income and adjusted net income per diluted share

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net (loss) income	$(3,265)	$979	$6,982	$13,750
Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	7,572	473	10,052	473
Costs on early extinguishment of debt	134	—	134	—
Tax expense	(1,927)	1,055	(2,547)	1,055

Net income, as adjusted (1)	$2,515	$2,507	$14,622	$15,278

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net (loss) income per share, diluted	$(0.21)	$0.06	$0.45	$0.90
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.36	0.03	0.48	0.03
Net per share costs on early extinguishment of debt	0.01	—	0.01	—
Net per share gain on provision for income tax	—	0.07	—	0.07

Adjusted net income per share, diluted (1)	$0.16	$0.16	$0.94	$1.00

(1)

Net income, as adjusted, and adjusted net income per share, diluted, consists of net income (loss) or net income (loss) per share, diluted, as the case may be, adjusted for costs of streamlining and consolidation of operations and other strategic initiatives, costs on early extinguishment of debt, as well as the tax impact of our tax audit. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

AND ADJUSTED GROSS MARGIN(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Gross profit	$75,832	$76,480	$169,699	$167,568
Costs of streamlining and consolidation of operations, and other strategic initiatives	—	40	85	40

Gross profit, as adjusted	$75,832	$76,520	$169,784	$167,608

Total revenues	$199,277	$206,609	$454,511	$448,699
Gross margin, as adjusted	38.1%	37.0%	37.4%	37.4%

(1)

Adjusted gross profit consists of gross profit adjusted for costs of streamlining and consolidation of operations, and other strategic initiatives. We believe these costs are not indicative of our core operations and thus we have removed them to provide investors and analysts with a more comparable result when comparing our operating performance to that of the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 3

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net (loss) income	$(3,265)	$979	$6,982	$13,750
Depreciation and amortization	3,389	3,496	6,616	6,964
Interest expense	1,328	1,869	3,337	3,825
Costs on early extinguishment of debt	134	—	134	—
Income tax (benefit) provision	(859)	1,724	1,976	3,418

EBITDA	727	8,068	19,045	27,957
Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	7,572	473	10,052	473

EBITDA, as adjusted	$8,299	$8,541	$29,097	$28,430

Gross profit	$75,832	$76,480	$169,699	$167,568
Adjustments:
Selling, general and administrative expenses	(75,105)	(68,412)	(150,654)	(139,611)
Costs of streamlining and consolidation of operations, and other strategic initiatives	7,572	473	10,052	473

EBITDA, as adjusted	$8,299	$8,541	$29,097	$28,430

Total revenues	$199,277	$206,609	$454,511	$448,699
EBITDA margin percentage of revenues	4.2%	4.1%	6.4%	6.3%

(1)

Adjusted EBITDA consists of (loss) income before interest, taxes, depreciation, amortization, costs on early extinguishment of debt and costs of streamlining and consolidation of operations, and other strategic initiatives. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 4

Reconciliation of net (loss) income before income taxes to adjusted net income before income taxes

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net (loss) income before income taxes	$(4,124)	$2,703	$8,958	$17,168
Adjustments:
Costs of streamlining and consolidation of operations, and other strategic initiatives	7,572	473	10,052	473
Costs on early extinguishment of debt	134	—	134	—

Net income before income taxes, as adjusted (1)	$3,582	$3,176	$19,144	$17,641

(1)

Net income before income taxes, as adjusted, consists of net (loss) income before income taxes, adjusted for the impact of costs of streamlining and consolidation of operations, and other strategic initiatives, as well as costs on early extinguishment of debt. These costs are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.